EXHIBIT 4.3

                                GATEFIELD CORPORATION

             1995 STOCK OPTLON DIRECTORS PLAN FOR NON-EMPLOYEE DIRECTORS

                                      ARTICLE I

                                 PURPOSES OF THE PLAN

     The purposes of the GateField Corporation 1995 Stock Option Directors Plan for Non-Employee Directors (the "1995 Directors Plan") are to attract and retain the services of experienced and knowledgeable non-employee directors of GateField Corporation (the "Corporation"), and to provide an incentive for such directors to increase their proprietary interest in the Corporation's long-term success and progress.

                                      ARTICLE II

                             SHARES SUBJECT TO THE  PLAN

     The total number of shares of common stock, par value $.10 per share of the Corporation (the "Shares"), for which options may be granted under the 1995 Directors Plan is 200,000 shares, subject to adjustment in accordance with Article VI hereof. The Shares shall be authorized and unissued shares and shall include shares representing the unexercised portion of any option granted under the 1995 Directors Plan which expires or terminates without being exercised in full.

                                     ARTICLE III

                              ADMINISTRATION OF THE PLAN

     The 1995 Directors Plan shall be administered by the Board of Directors of the Corporation (the "Board") or, in the event the Board shall appoint and/or authorize a Compensation Committee to administer the 1995 Directors Plan, by such committee. The administrator of the 1995 Directors Plan shall hereinafter be referred to as the "Plan Administrator". Subject to the terms of the 1995 Directors Plan, the Plan Administrator shall have the power to construe the provisions of the 1995 Directors Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the 1995 Directors Plan as it may deem desirable.

                                      ARTICLE IV

                              PARTICIPATION IN THE PLAN

     Each person who is serving as a director of the Corporation who is not an employee of the Corporation or any subsidiary ("Director") shall receive options to acquire such number of shares under the 1995 Directors Plan as set forth immediately below.

                 (i) 15,000 shares to any person who is newly elected as a Director after the date of approval of the 1995 Directors Plan by the stockholders of the Corporation upon such subsequent date that such Director is elected to such position by the stockholders of the Corporation (the "Initial Grant"); and

                 (ii) 7,50O shares annually subsequent to the year in which the 1995 Directors Plan is approved by the stockholders of the Corporation, such option to be granted as of the date of the Corporation's annual meeting of stockholders held in such year, whether or not such Director is a nominee for Director at such meeting (the "Annual Grant").

Notwithstanding the foregoing, in no event shall any Director receive options to purchase in the aggregate more than 100,000 Shares pursuant to this 1995 Directors Plan. Grants under the 1995 Directors Plan shall commence upon the approval of the 1995 Directors Plan by the stockholders of the Corporation.

                                      ARTICLE VI
                                     OPTION TERMS

Each option granted to a Director under the 1995 Directors Plan and the issuance of Shares thereunder shall be subject to the following terms.

A. OPTION AGREEMENT. Each option granted under the 1995 Directors Plan shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Corporation and by the Director to whom such option is granted. Each Agreement shall comply with and be subject to the terms and conditions of the 1995 Directors Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the 1995 Directors Plan as may be determined by the Plan Administrator. No option shall be granted within the meaning of the 1995 Directors Plan and no purported grant of any option shall be effective until an Agreement shall have been duly executed on behalf of the Corporation and the Director to whom the option is to be granted.

B. OPTION EXERCISE PRICE. The option exercise price for an option granted under the 1995 Directors Plan shall be the fair market value of the Shares covered by the option at the time the Plan Administrator acts to grant the option. For purposes of the 1995 Directors Plan, "fair market value" is defined as the mean between the bid and ask prices quoted on the close of the day of grant on the National Association of Securities Dealers Automatic Quotation System.

C. TIME AND  MANNER OF EXERCISE OF OPTION.  Options from the Initial
Grant shall vest and are exercisable two (2) years after their grant and may be exercised in full at one time or in part from time to time. Options from the Annual Grant shall vest and are exercisable one (1) year after their grant and may be exercisable in full at one point or in part from time to time. Any option may be exercised by giving written notice, signed by the person exercising the option, to the Corporation stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part in shares already owned by the person or persons exercising the option, valued at fair market value at the time of such exercise.

D. TERM OF OPTIONS. Each option shall expire not more than ten (10) years from the date of the granting thereof, but shall be subject to earlier termination as follows:

                 (i) in the event of the death of an optionee, the vested portion of the option granted to such optionee may be exercised within one
(I) year after the date of death of such optionee or prior to the date on which the option expires by its terms, whichever is earlier, by the estate of such optionee, or by any person or persons whom the optionee shall have designated in writing on forms prescribed by and filed with the Corporation or, if no such designation has been made by the person or persons to whom the optionee's rights have passed, by will or the laws of descent and distribution.

                 (ii) in the event that an optionee ceases to be a Director, the options granted to such optionee may be exercised by him or her within one (1) year after the date such optionee ceases to be a Director or prior to the date on which the option expires by its terms, whichever is earlier.

E. TRANSFERABILITY. The right of any optionee to exercise an option granted to him or her under the 1995 Directors Plan shall not be assignable or transferable by such optionee otherwise than by will or the laws of descent and distribution, and any such option shall be exercisable during the lifetime of such optionee only by optionee.

F. PARTICIPANTS OR SUCCESSOR'S RIGHTS AS SHAREHOLDER. Neither the recipient of an option under the 1995 Directors Plan nor his or her successor(s) in interest shall have any rights as a stockholder of the Corporation with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares.

G. REGULATORY APPROVAL AND COMPLIANCE. The Corporation shall not be required to issue any certificate or certificates for shares of its stock upon the exercise of an option granted under the Plan, or record as a holder of record of such Shares the name of the individual exercising an option under the Plan, without obtaining to the Plan Administrator's complete satisfaction, the approval of all regulatory bodies deemed necessary by the Plan Administrator and without complying to the Plan Administrator's complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Plan Administrator.

                                      ARTICLE VI

                                 CAPITAL ADJUSTMENTS

The aggregate number of Shares with respect to which options may be granted under the Plan as provided in Article II, the number of Shares subject to each outstanding option, and the price per share specified in each such option, may all be adjusted, as the Plan Administrator shall determine at its sole discretion or as may be required, for any increase or decrease in the number of issued shares of common stock of the Corporation resulting from a subdivision or consolidation of shares or any other similar capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt of consideration by, or a merger or consolidation of, the Corporation, or the sale of all or substantially all of the assets of, or the liquidation of, the Corporation.

                                     ARTICLE VII

                                EXPENSES OF  THE PLAN

     All costs and expenses of the adoption and administration of the Plan shall be borne by the Corporation, and none of such expenses shall be charged to any optionee.

                                     ARTICLE VIII

                               APPROVAL OF STOCKHOLDERS

     The Plan shall be subject to approval by the vote of stockholders holding at least a majority of the voting stock of the Corporation, voting in person or by proxy a duly held stockholders' meeting.

                                      ARTICLE IX

                        TERMINATION AND AMENDMENT OF THE PLAN

The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that if required by Section 16(b) of the Securities Exchange Act of 1934, as amended, the approval of stockholders will be required for any amendment which shall (a} increase the number of Shares subject to the Plan; (b) reduce the option price below 100% of the market value of the Shares subject to the option at the time the option was granted; (c) increase beyond 100,000 the number of Shares for which options may be granted to each Director; (d) change the timing with respect to which such options are granted or exercisable; or (c) otherwise require stockholder approval under applicable law, including Section 16(b).

                                      ARTICLE X

                                    EFFECTIVE DATE

The effective date of the Plan shall be the date on which the Plan is approved by the stockholders of the Corporation.